TIM Hellas Telecommunications SA

TIM HELLAS EXTRAORDINARY GENERAL ASSEMBLY ADJOURNED UNTIL NOVEMBER 2

ATHENS, October 4, 2005 – TIM Hellas Telecommunications S.A. (NASDAQ: TIMHY; Amsterdam: TIMHY) announced that during the Extraordinary General Assembly of the company’s shareholders held today to, among other things, consider and vote on the cash-out merger of the company with and into TROY GAC Telecommunications S.A., and the related draft merger agreement, TCS Capital Management, LLC exercised its right as a holder of more than 5% of the company’s ADSs, representing the corresponding number of outstanding shares held by N.V. Algemeen Nederlands Trustkantoor ANT, to adjourn the meeting until Wednesday, November 2, 2005, at 16:00, at the company offices in Maroussi (66, Kifissias Avenue). No further business was conducted today.

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Investor Relations:

Rania Bilalaki

Tel: +30 210 615 8585

ir@tim.com.gr

www.tim.com.gr/en/ir.cfm

Trademark licensed by TIM Italia S.p.A.. Name licensed by TIM Italia S.p.A.
TIM Hellas Telecommunications SA (Nasdaq: TIMHY; Amsterdam: TIMHY) is at the forefront of mobile communications in Europe and its brand stands for innovative products and services. The company's stock is publicly traded on the Nasdaq and Amsterdam exchanges.